Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Allarity Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share to be issued pursuant to the Allarity Therapeutics, Inc. 2021 Equity Incentive Plan	Other	(1)	295,751	(2)	$0.35	(4)	$103,513	.0001476	$15.28
Equity	Common Stock, par value $0.0001 per share to be issued pursuant to the Allarity Therapeutics, Inc. 2021 Equity Incentive Plan	Other	(1)	1,000,000	(3)	$0.35	(4)	$350,000	.0001476	$51.66
Total Offering Amounts								$453,513		$66.94
Total Fee Offsets										—
Net Fee Due										$66.94

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock, par value $0.0001 per share (“Common Stock”) of Allarity Therapeutics, Inc. (the “Registrant”) that become issuable under the Registrant’s 2021 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents additional shares of Common Stock reserved for future grant under the Plan as a result of the automatic increase in shares reserved thereunder on January 1, 2024 pursuant to the terms of the Plan. The Plan provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the Plan on January 1 of each calendar year through January 1, 2031, in an amount equal to the lesser of (a) 5% of the total number of shares of Common Stock of the Registrant outstanding on December 31st of the preceding calendar year or (b) a lesser number of shares of Common Stock as the Registrant’s board of directors (the “Board”) may determine.

(3)	Represents 1,000,000 additional shares of the Common Stock, reserved for issuance under the Plan.

(4)	This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on March 22, 2024, as reported on the Nasdaq Capital Market.